FOR IMMEDIATE RELEASE
PLEXUS REPORTS 18% REVENUE GROWTH FOR FISCAL 2005
Record Fiscal Fourth Quarter Revenues of $322 Million and EPS of $0.24
Initiates Guidance for Fiscal 2006
NEENAH, WI, November 3, 2005 — Plexus Corp. (NASDAQ: PLXS) announced that revenues for its fourth fiscal quarter increased 18% to $322.2 million from $273.3 million in the comparable prior-year period. The Company reported net income for its fourth fiscal quarter of $10.5 million, or the equivalent of $0.24 per fully diluted share.
Plexus achieved full fiscal year revenues of $1.229 billion and recorded a net loss of $(12.4) million, equivalent to a loss of $(0.29) per share. For fiscal 2004, Plexus reported revenues of $1.041 billion and a net loss of $(31.6) million, equivalent to a loss of $(0.74) per share. Excluding restructuring and impairment charges, the Company reported pro-forma net income in fiscal 2005 of $26.7 million, or the equivalent of $0.61 per fully diluted share. On a pro-forma basis, which excludes restructuring and impairment charges and a valuation allowance for deferred income tax assets, the Company had prior year net income of $13.5 million, or the equivalent of $0.31 per fully diluted share.
Dean Foate, President and CEO, commented, “We have consistently improved quarterly financial performance during this fiscal year, and ending the year on such a positive note is a tribute to the determined efforts of Plexus people around the world. Our primary goal as we entered the year was to deliver profitable growth. We grew revenues 18% while improving the Company’s profitability; Return on Capital Employed has advanced from last year’s 5.4% to 9.5% based on our pro-forma operating income.”
Looking ahead, Mr. Foate added, “We anticipate revenue growth of 15% to 18% for fiscal 2006 as a result of continued growth from many of our current customers, as well as from winning new programs and customers. Our sector-based business development engine continues to drive profitable growth. We will continue to focus on improving our Return on Capital Employed in the year ahead and anticipate ending the year with a return greater than our cost of capital.”
Mr. Foate concluded with specific guidance for the fiscal first quarter, “We currently expect revenue in the range of $315 to $325 million and earnings per share of $0.22 to $0.25, excluding any restructuring or impairment charges, but including approximately $0.01 for stock-based compensation that was previously not required to be expensed.”
Gordon Bitter, Chief Financial Officer, added, “The balance sheet was further strengthened in the fourth quarter by strong cash flow from operations, which resulted in a quarterly increase of $38.5 million in cash and short-term investments, which now stand in excess of $108 million. In addition, there were no amounts outstanding under the Company’s $150 million credit facility.”
Plexus provides non-GAAP supplemental information. These pro-forma income statements exclude transactions that are not expected to have an effect on future operations. Such transactions include restructuring and impairment costs, as well as the establishment of valuation allowances for deferred tax assets. These non-GAAP financial data are provided to facilitate meaningful period-to-period comparisons of underlying operational performance by eliminating infrequent or unusual charges. Similar non-GAAP measures are used for internal management assessments because such measures provide additional insight into ongoing financial performance. Please refer to the attached accompanying reconciliations of the GAAP net income and EPS to the non-GAAP supplemental data.
SECTOR BREAKOUT
Plexus reports revenues based on the industry sector breakout set forth in the table below, which reflects the Company’s sales and marketing focus.

Industry	Q4 Fiscal 2005	Q3 Fiscal 2005
Wireline/Networking	37%	38%
Wireless Infrastructure	9%	11%
Medical	33%	28%
Industrial/Commercial	16%	19%
Defense/Security/Aerospace	5%	4%
Fiscal Q4 Highlights
•	Top 10 customers comprised 61% of sales during the quarter, up from 60% in the previous quarter.
•	Juniper Networks Inc., with 18% of sales, and General Electric Corp., with 14% of sales, were the only customers representing 10% or more of sales for the quarter.
•	Cash flow provided by operations was approximately $46.5 million for the quarter.
•	Cash Conversion Cycle:

Cash Conversion Cycle	Q4 Fiscal 2005	Q3 Fiscal 2005
Days in Inventory	56 Days	56 Days
Days in Accounts Receivable	47 Days	50 Days
Days in Accounts Payable	(50) Days	(44) Days
Annualized Cash Cycle	53 Days	62 Days
Conference Call/Webcast and Replay Information

What:	Plexus Corp.’s Fiscal Q4 Earnings Conference Call

When:	Friday, November 4, 2005 at 8:30 a.m. Eastern

Where:	877-234-1973 or 973-935-8412 with conference ID: Plexus http://ir.plexus.com/ (Requires Windows Media Player)

Replay:	The call will be archived until November 11, 2005 at Noon http://ir.plexus.com/ Or via telephone replay at 877-519-4471 or 973-341-3080 PIN: 6574219
For further information, please contact:
Gordon Bitter, CFO
920-722-3451 or email at Gordon.Bitter@Plexus.com
(more)

About Plexus Corp. — The Product Realization Company
Plexus (www.plexus.com) is an award-winning participant in the Electronics Manufacturing Services (EMS) industry, providing product design, test, manufacturing and fulfillment and aftermarket solutions to branded product companies in the Wireline/Networking, Wireless Infrastructure, Medical, Industrial/Commercial and Defense/Security/Aerospace industries.
The Company’s unique Focused Factory manufacturing model and global supply chain solutions are strategically enhanced by value-added product design and engineering services. Plexus specializes in customer programs that require flexibility, scalability, technology and quality.
Plexus provides award-winning customer service to more than 150 branded product companies in North America, Europe and Asia.
Safe Harbor and Fair Disclosure Statement
The statements contained in this release which are guidance or which are not historical facts (such as statements in the future tense and statements including “believe,” “expect,” “intend,” “anticipate,” “target” and similar terms and concepts), including all discussions of periods which are not yet completed, are forward-looking statements that involve risks and uncertainties, including, but not limited to, the economic performance of the electronics and technology industries; the risk of customer delays, changes or cancellations in both on-going and new programs; the Company’s ability to secure new customers and maintain its current customer base; material cost fluctuations and the adequate availability of components and related parts for production; the effect of changes in average selling prices; the effect of start-up costs of new programs and facilities; the adequacy of restructuring and similar charges as compared to actual expenses, and possible unexpected costs and operating disruption in transitioning programs; the effect of general economic conditions and world events (such as terrorism); the impact of increased competition; and other risks detailed in the Company’s Securities and Exchange Commission filings.
(Financial tables follow)

PLEXUS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	October 1,	September 30,	October 1,	September 30,
	2005	2004	2005	2004
Net sales	$322,207	$273,306	$1,228,882	$1,040,858

Cost of sales	291,448	250,315	1,123,146	954,080

Gross profit	30,759	22,991	105,736	86,778

Operating expenses:
Selling and administrative expenses	19,704	17,740	76,319	68,259
Restructuring and impairment costs	—	3,809	39,162	9,303

	19,704	21,549	115,481	77,562

Operating income	11,055	1,442	(9,745)	9,216

Other income (expense):
Interest expense	(831)	(780)	(3,471)	(3,080)
Miscellaneous	816	447	2,218	1,475

Income (loss) before income taxes	11,040	1,109	(10,998)	7,611

Income tax expense	523	37,891	1,419	39,191

Net income (loss)	$10,517	$(36,872)	$(12,417)	$(31,580)

Earnings per share:
Basic	$0.24	$(0.85)	$(0.29)	$(0.74)

Diluted	$0.24	$(0.85)	$(0.29)	$(0.74)

Weighted average shares outstanding:
Basic	43,622	43,168	43,373	42,961

Diluted	44,393	43,168	43,373	42,961

PLEXUS CORP.
NON-GAAP SUPPLEMENTAL INFORMATION
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	October 1,	September 30,	October 1,	September 30,
	2005	2004	2005	2004
Net income (loss) — GAAP	$10,517	$(36,782)	$(12,417)	$(31,580)

Add income tax expense (benefit) — GAAP	523	37,891	1,419	39,191

Income (loss) before income taxes — GAAP	11,040	1,109	(10,998)	7,611

Add: Restructuring costs*	—	3,809	39,162	9,303

Income before income taxes and excluding restructuring and impairment costs — Non-GAAP	11,040	4,918	28,164	16,914

Income tax expense — Non-GAAP	477	984	1,419	3,383

Net income — Non-GAAP	$10,563	$3,934	$26,745	$13,531

Earnings per share — Non-GAAP:
Basic	$0.24	$0.09	$0.62	$0.31

Diluted	$0.24	$0.09	$0.61	$0.31

Weighted average shares outstanding:
Basic	43,622	43,168	43,373	42,961

Diluted	44,393	43,593	43,913	43,834

Summary of restructuring and impairment costs*

Restructuring and impairment costs:
Goodwill impairment	$—	$—	$26,915	$—
Lease termination costs	—	—	5,754	4,703
Fixed asset impairment	—	2,059	4,303	2,107
Severance costs	—	1,750	2,190	2,493

Total restructuring and impairment costs	$—	$3,809	$39,162	$9,303

PLEXUS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	October 1,	September 30,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$98,727	$40,924
Short-term investments	10,000	4,005
Accounts receivable	167,345	148,301
Inventories	180,098	173,518
Deferred income taxes	127	1,727
Prepaid expenses and other	5,693	5,972

Total current assets	461,990	374,447

Property, plant and equipment, net	123,140	129,586
Goodwill, net	6,995	34,179
Other	8,343	7,496

Total assets	$600,468	$545,708

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$770	$811
Accounts payable	159,068	100,588
Customer deposits	7,707	8,310
Accrued liabilities:
Salaries and wages	24,052	26,050
Other	31,001	23,328

Total current liabilities	222,598	159,087

Long-term debt and capital lease obligations	22,310	23,160
Other liabilities	13,499	12,048
Deferred income taxes	2,046	—

Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, $.01 par value, 200,000 shares authorized, 43,752 and 43,184 shares issued and outstanding, respectively	438	432
Additional paid-in-capital	273,419	267,925
Retained earnings	58,843	71,260
Accumulated other comprehensive income	7,315	11,796

Total shareholders’ equity	340,015	351,413

Total liabilities and shareholders’ equity	$600,468	$545,708

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